UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2012

CDW CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	333-169258	26-0273989
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 N. Milwaukee Avenue Vernon Hills, Illinois		60061
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 465-6000

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 12, 2012, John A. Edwardson, Chairman of the Boards of Managers of CDW Holdings LLC (“Holdings”) and CDW LLC (“LLC”), notified such boards of his intention to retire from the boards effective December 31, 2012, which also is his final day of employment pursuant to his previously disclosed amended and restated employment agreement with LLC. Mr. Edwardson confirmed that his decision to retire was not as a result of any disagreement with CDW Corporation (the “Company”), Holdings or LLC (collectively with the Company and Holdings, “CDW”) or CDW’s management on any matter relating to CDW’s operations, policies or practices.

Thomas E. Richards, President and Chief Executive Officer of CDW and current member of the Boards of Managers of Holdings and LLC, will succeed Mr. Edwardson as Chairman of the Boards of Managers of Holdings and LLC effective January 1, 2013.

A copy of the press release announcing the transition is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On December 12, 2012, Holdings, the parent of the Company, re-elected all members of the Board of Directors of the Company, consisting of Thomas E. Richards, Michael J. Dominguez and Paul J. Finnegan. Mr. Richards also was appointed Chairman of the Board of Directors of the Company to be effective January 1, 2013.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release dated December 13, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDW CORPORATION

Date: December 13, 2012	By:	/s/ Christine A. Leahy
Christine A. Leahy
Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated December 13, 2012.